Exhibit 10.1(e)
AMENDMENT NUMBER 4 TO
EMPLOYMENT AGREEMENT
THIS AMENDMENT NUMBER 4 TO EMPLOYMENT AGREEMENT (this “Amendment”) is made and entered into as of October 28, 2011, by and between Ameristar Casinos, Inc., a Nevada corporation (the “Employer”), and Thomas M. Steinbauer (the “Employee”).
WHEREAS, the Employer and the Employee are parties to an Employment Agreement, dated as of November 15,1993, as amended by those amendments dated as of October 5, 2001, August 15, 2002 and November 7, 2008 (as so amended, the “Agreement”); and
WHEREAS, the Employer and the Employee desire to further amend the Agreement in certain respects as more particularly set forth in this Amendment.
NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the Employer and the Employee agree as follows:

1.	Amendments to Section 5.5(b)(5). Section 5.5(b)(5) of the Agreement is hereby amended and restated in its entirety, effective as of the date hereof, to read as follows:
“(5)    the Employer shall pay to the Employee monthly cash payments for eighteen (18) months after the termination of employment, payable on the first day of each month, beginning in the month following the Employee's termination of employment, equal to the monthly cost (including both the employee and Employer portion thereof) of continued participation by the Employee and his eligible dependents in group health insurance (including supplemental group health benefits) throughout the continuation period. Such payments may, but need not, be applied by the Employee to pay for COBRA coverage or to purchase other coverage from another provider during any applicable continuation period. In addition, the Employer shall pay to the Employee a lump sum payment equal to the difference between (A) the estimated cost (as determined in good faith by the Employer and taking into account the availability of Medicare benefits to the Employee and his eligible dependents from the respective dates as of which they first become eligible for such benefits) for the Employee to obtain and maintain, for a period of eighteen (18) months following the expiration of his right to COBRA continuation coverage, individual health insurance (for himself and his eligible dependents) substantially equivalent to the coverage provided under the Employer's group health insurance (including supplemental group health benefits) at that time and (B) the cost of 18 months of premiums (based on the coverage provided to the Employee and his eligible dependents at that time) payable for COBRA coverage under the Employer's group health insurance program (including supplemental group health benefits) at that time;”.

2.	Amendment to Section 5.5(b). The last sentence of Section 5.5(b) of the Agreement is hereby amended and restated in its entirety, effective as of the date hereof, to read as follows:
“Any payments (other than payments for previously accrued, but unpaid, compensation) to the Employee under this Section 5.5(b) shall be subject to the condition that the Employee accepts and executes, without subsequent revocation, a release of claims substantially in the form attached hereto as Exhibit A. Such release of claims shall be provided to the Employee as soon as possible following the date of his termination of employment (the “Termination Date”), but in no event more than 10 days following the Termination Date (the actual date of delivery to the Employee being the “Delivery Date”). The release of claims shall be executed and delivered to the Employer by the Employee within 21 days following the Delivery Date. Any payments scheduled to be made under this Section 5.5(b) prior to the date (the “Release Effective Date”) such release of claims becomes effective and irrevocable in accordance with its terms (which date shall be no later than the date that is 38 days following the Termination Date) shall be withheld and paid in a lump sum on the Release Effective Date.”

3.
Amendment to Section 10.9(b). A new sentence is added to the end of Section 10.9(b) of the Agreement, effective as of the date hereof, to read as follows: “The amount of expenses eligible for reimbursement or in-kind benefits provided during the calendar year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other calendar year.”

4.	Amendment to Exhibit A. Exhibit A of the Agreement, Separation Agreement and General and Special Release, is hereby amended, effective as of the date hereof, as follows:

(a)	The term “employment-related” is hereby added following the phrase “release by the Employee of any and all” in the first sentence of the Exhibit.

(b)
The words “relating to Employee's employment with the Employer” are hereby added following the phrase “of whatsoever kind and character in any manner whatsoever arising prior to the date of this Agreement” in the first sentence of the second paragraph of the Exhibit.

(c)
The following shall be added to the end of the second paragraph of the Exhibit: “; but excluding any claims that the Employee has or may have, in his capacity as an officer, director, employee, agent, representative or manager, against the Employer for indemnification, contribution or advancement of expenses pursuant to any contractual arrangements between Employee and the Employer or under the Employer's organizational documents or applicable law.”

(d)
A new sentence is hereby added to the end of the third paragraph of the Exhibit to read as follows: “As of the date of the Employee's termination of employment with the Employer, the Employer is not aware of any breach of the Employment Agreement or any other employment-related claims that the Employer may have against the Employee.”

5.	Confirmation. Except as amended pursuant to this Amendment, the terms of the Agreement shall continue in full force and effect.
[signature page follows]

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date first written above.

AMERISTAR CASINOS, INC.		EMPLOYEE:

By:	/s/ Peter C. Walsh	/s/ Thomas M. Steinbauer

Name:	Peter C. Walsh	THOMAS M. STEINBAUER
Title:	Senior Vice President and
General Counsel